Exhibit 4.2
                                                                   -----------
                                 Nematron Corporation


                                                                  July 15, 2003

VIA FACSIMILE AND OVERNIGHT MAIL

Nematron Corporation
5840 Interface Drive
Ann Arbor, Michigan  48103
Attn:  Matthew S. Galvez, President and CEO

         Re:      Loans by LaSalle Business Credit, LLC
                  -------------------------------------

Dear Mr. Galvez:

         Reference is made to that certain Amended and Restated Loan and Security Agreement dated as of June 30, 2000, as heretofore and hereafter amended, amended and restated or otherwise modified from time to time (the "Agreement"), by and between Nematron Corporation ("Borrower") and LaSalle Business Credit, Inc., predecessor by merger to LaSalle Business Credit, LLC, a Delaware limited liability company ("Lender"). Each term set out herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

         By our letters to you dated October 3, 2001 and February 18, 2002, we notified you that Borrower is and remains in default (collectively, the "Defaults") under the Agreement. The Defaults have not been cured or waived. The terms of the Agreement provide that Lender may, as a result of any Event of Default, including any Default, accelerate the payment of all Liabilities. Borrower acknowledges the existence of each Default.

         Lender has requested that Borrower obtain alternative financing, and Borrower has agreed to use its best efforts to obtain such alternate financing. However, Borrower has not yet obtained such alternative financing. Borrower has therefore requested that Lender not immediately accelerate the payment of the Liabilities, and that Lender, for the moment, allow both parties to the Agreement to proceed under the terms of the Agreement and extend the Original Term to August 15, 2003. In the event Borrower and each guarantor set forth herein executes this letter and returns a copy of same to Lender by facsimile transmission on or before July 15, 2003, and an original of same to Lender by overnight courier for delivery on or before July 17, 2003, Lender hereby agrees to allow both parties to proceed under the terms of the Agreement (as such terms are amended herein) until further notice to Borrower, provided as follows:

                  (a) That there occurs no additional Event of Default; and

                  (b) That there occurs no material adverse change (as determined by Lender in its sole discretion) in Borrower or in its business; and

                  (c) That Borrower shall use its continuing best efforts to refinance all of the Liabilities with another lender as soon as practicable; and

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                  (d) That Borrower agrees that the definition of "Loan
         Commitment" (formerly defined as "Revolving Loan Commitment") set forth in Section 1 of the Agreement is hereby amended and restated, effective as of July 16, 2003, to read in its entirety as follows:

                  "Loan Commitment" and "Revolving Loan Commitment" shall mean Four Hundred Fifty Thousand and No/100 Dollars ($450,000.00);
         and

                  (e) That Borrower agrees that Section 12(a) of the Agreement is hereby amended by deleting the date "July 15, 2003" and by inserting the phrase "August 15, 2003 or, if earlier, the date upon which Borrower repays all Liabilities" in lieu thereof; and

                  (f) That on or before July 16, 2003, Borrower shall receive a cash contribution (in the form of equity or unsecured indebtedness under terms acceptable to Lender) to the capital of Borrower in the amount of Five Hundred Thousand Dollars ($500,000.00), and prior to such contribution, Borrower shall provide Lender with weekly written updates on the status and progress in its efforts to obtain such cash contribution; and

                  (g) That if Borrower shall fail to repay all Liabilities, or if A-OK shall fail to repay all "Liabilities" (as such term is defined in the A-OK Loan Agreement), in each case on or before July 31, 2003, Borrower shall pay Lender a fee (which fee shall be in addition to any fee payable by A-OK) in the amount of Five Thousand and No/100 Dollars ($5,000.00) as an accommodation fee, which fee shall be payable, fully earned and nonrefundable on July 31, 2003.

                  Borrower hereby (a) ratifies and affirms its obligations under the Agreement; (b) denies and waives the existence of any defenses relating to its obligations under the Agreement; and (c) waives and releases any claims or causes or action against Lender which may now or hereafter be available to it arising out of (i) the administration of the Agreement or the Other Agreements,
(ii) the negotiation and execution of this letter, or (iii) any other matter pertaining to the Agreement or the Other Agreements.

                  Each of the undersigned guarantors hereby (a) ratifies and affirms its individual and several obligations under its respective Continuing Unconditional Guaranty executed by each guarantor in favor of Lender; (b) acknowledges and confirms that each Continuing Unconditional Guaranty continues in full force and effect notwithstanding this letter; (c) denies and waives the existence of any defenses relating to any of such Continuing Unconditional Guaranties; and (d) waives and releases any claims or causes or action against Lender which may now or hereafter be available to any guarantor arising out of
(i) the administration of the Agreement or the Other Agreements, (ii) negotiation and execution of this letter, or (iii) any other matter pertaining to the Agreement or the Other Agreements; provided, however, that the failure of any guarantor to execute this letter shall not release such guarantor or any other guarantor of its respective obligations under any of the Continuing Unconditional Guaranties.

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                  By this letter Lender does not waive any Default, nor any
previous Events of Default about which you have been notified. This letter is being written with Lender reserving all of its rights to exercise any and all of Lender's remedies, as provided in the Agreement and in all the Other Agreements, at such time and in such manner as provided therein. Nothing herein shall be construed or interpreted as being a waiver of any of Lender's rights or remedies (as provided to Lender under the terms of the Other Agreements, the Uniform Commercial Code or otherwise), by virtue of its forbearance to date (it being understood that Lender has no obligation to continue to forbear) or extension with respect thereto.

Very truly yours,

LASALLE BUSINESS CREDIT, LLC

By: /s/ Dale P. Grzenia
    -------------------
    Dale P. Grzenia, First Vice President

Accepted and agreed to this 15th day of July, 2003.

NEMATRON CORPORATION

By: /s/ Matthew S. Galvez
    ---------------------
   Its: President

Consented and agreed to by the following guarantors of the obligations of Nematron Corporation to LaSalle Business Credit, LLC

A-OK CONTROLS ENGINEERING, INC.            OPTIMATION, INC.

By: /s/ Matthew S. Galvez                  By: /s/ Matthew S. Galvez
    ---------------------                      ---------------------

Its: Chairman of the Board                 Its: Chairman of the Board

Date: July 15, 2003                        Date: July 15, 2003


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